Exhibit 99.1
®

N E W S   R E L E A S E

Atmel Announces Strategic Restructuring Initiatives to
Accelerate Profitable Growth and Reduce Costs
SAN JOSE, CA, December 12, 2006 . . . Atmel® Corporation (NASDAQ: ATML), a global leader in the development and fabrication of advanced semiconductor solutions, today announced strategic restructuring initiatives designed to enhance profitability, accelerate the company’s growth and reduce costs. These initiatives include:
•	A focus on the company’s high-growth, high-margin proprietary product lines. To better align Atmel’s resources with highest-growth opportunities, the company is redeploying resources to accelerate the design and development of leading-edge products that target expanding markets and is halting development on lesser, unprofitable, non-core products.

•	Optimize Atmel’s manufacturing operations. Atmel will seek to sell its wafer fabrication facilities in North Tyneside, United Kingdom and Heilbronn, Germany. These actions are expected to increase manufacturing efficiencies by better utilizing remaining wafer fabrication facilities while reducing future capital expenditure requirements.

•	The adoption of a fab-lite strategy. Through better utilization of its remaining wafer fabs and the expansion of its foundry relationships, Atmel will significantly reduce manufacturing costs and continue to design and develop innovative new products utilizing world-class manufacturing facilities.
The company anticipates cost savings in the range of $70 million to $80 million in 2007 reaching an annual rate of $80 million to $95 million by 2008. Included in the cost savings is approximately $55 million per year resulting from the expected sale of the wafer fabrication facilities. Through a combination of voluntary resignations, attrition and other actions, Atmel expects a reduction in its non-

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manufacturing workforce of approximately 300 employees, or ten percent. The company anticipates headcount to be reduced by approximately 1,000 additional employees upon completion of the sales of the North Tyneside and Heilbronn wafer fabrication facilities.
Atmel will continue to meet the production needs of its worldwide customer base during this transition through the use of internal capacity and existing foundry partners. In addition, Atmel anticipates entering into a transition sourcing agreement with the eventual buyers of the wafer fabrication facilities.
“These initiatives follow a thorough analysis of the company’s operations and strongest opportunities for growth,” said Steven Laub, Atmel president and CEO. ”While this decision was difficult given the company’s many dedicated employees, these actions are essential to better position Atmel to compete and drive value for our shareholders. Focusing on our core business competencies, expanding our foundry relationships and the adoption of a fab-lite model are the right strategies for Atmel to better serve our customers, reduce manufacturing costs and enhance shareholder value.”
As a result of the initiatives announced today, the company estimates it will record one-time restructuring and impairment charges in excess of $200 million in the fourth quarter of 2006 for fixed asset write-downs, severance and other expenses associated with the restructuring. A significant portion of these non-recurring charges relate to the non-cash write-down of the North Tyneside manufacturing facility Atmel intends to sell.
Conference Call
Atmel will hold a teleconference at 6:00 a.m. PT tomorrow, December 13 to discuss today’s announcement. The conference call will be webcast live at www.atmel.com/ir and can be monitored by dialing 1-800-374-0405 or 1-706-634-5185. The conference ID number is 4088283.
A replay of this conference call will be available the same day at approximately 8:00 a.m. PT and will run for 72 hours. The replay access numbers are 1-800-642-1687 within the U.S. and 1-706-645-9291 for all other locations. The passcode is 4088283.
About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions. Focused on consumer, industrial, security, communications, computing and automotive markets, Atmel ICs can be found Everywhere You Are®.
Information in this release regarding Atmel’s forecasts, outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. These statements include statements about Atmel’s restructuring plans and other initiatives, the timing and extent of anticipated costs and benefits of the restructuring plans and other initiatives, the timing and extent of forecasted savings from such plans and initiatives, the timing and extent of anticipated restructuring and impairment charges, the number of employees affected, and the company’s ability to meet production needs during the restructuring. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the company’s inability to achieve its restructuring and other strategic goals, available manufacturing capacity of our outside foundry partners, the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new technologies, ability to ramp new products into volume, industry wide shifts in supply and demand for semiconductor products, industry and/or company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets, and other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K, filed on March 16, 2006 and subsequent Form 10-Q reports
Contact: Robert Pursel, Director of Investor Relations, 1-408-487-2677
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